UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 31, 2006
Date of Report (Date of earliest event reported)

Commission File Number: 000-27743

PAC-WEST TELECOMM, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	68-0383568 (I.R.S. Employer Identification No.)
1776 W. March Lane, Suite 250 Stockton, California (Address of principal executive offices)	95207 (Zip Code)

(209) 926-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 31, 2006, Pac-West Telecomm, Inc. (the “Company”), Pac-West Telecom of Virginia, Inc., PWT Services, Inc., and PWT of New York, Inc. (collectively, the “Borrowers”) entered into a Fourth Amendment to Loan and Security Agreement (the “Amendment”) with Comerica Bank (the “Bank”), which amends that certain Loan and Security Agreement, dated as of November 9, 2005, by and between the Borrowers and the Bank (as amended, the “Loan and Security Agreement”).

The Amendment provides in part that the Borrowers shall not be required to comply with the financial covenants set forth in Sections 6.7(a) (Adjusted Quick Ratio), 6.7(c) (Debt Service Coverage Ratio) and 6.7(d) (Total Liabilities to Effective Tangible Net Worth) of the Loan and Security Agreement during the period commencing on July 1, 2006 through and including September 30, 2006; provided that Borrowers remain in compliance with Section 6.7(b) (Minimum Cash) of the Loan and Security Agreement as amended. The Company does not currently expect to be in compliance with the financial covenants set forth in Sections 6.7(a) (Adjusted Quick Ratio), 6.7(c) (Debt Service Coverage Ratio) and 6.7(d) (Total Liabilities to Effective Tangible Net Worth) of the Loan and Security Agreement for periods after September 30, 2006. As such, the Company expects that it will be necessary to request from the Bank an additional waiver under, and/or negotiate with the Bank an additional amendment to, the Loan and Security Agreement to provide the Company additional time to comply, and/or reduce the burden of complying, with these financial covenants for compliance periods after September 30, 2006. There can be no assurances that the Bank will agree to such a request.

The Amendment provides, further, that during the period from July 1, 2006 through and including September 30, 2006 the minimum balance of cash required to be maintained by Borrowers pursuant to Section 6.7 (b) shall be Two Million Five Hundred Thousand ($2,500,000) Dollars in excess of the outstanding obligations of Borrowers to Bank. In addition, the Amendment requires Borrowers to pay an amendment fee to Bank in the amount of Ten Thousand Dollars ($10,000) and provides that Borrowers may request additional credit extensions under the Loan and Security Agreement once the Borrowers are in pro forma compliance with Sections 6.7(a), 6.7 (b), 6.7(c) and 6.7(d) without regard to the Amendment.

If the Company violates the Minimum Cash financial covenant or is otherwise not in compliance with the Adjusted Quick Ratio, Debt Service Coverage Ratio and Total Liabilities to Effective Tangible Net Worth financial covenants for compliance periods after September 30, 2006, and the Bank is unwilling to grant a waiver or enter into an amendment that relieves the Borrowers’ obligation to comply with these financial covenants, the Bank will have available to it all of the remedies provided for under the Loan and Security Agreement, including the right to accelerate, or declare due and payable, all outstanding amounts under the Loan and Security Agreement. As of June 30, 2006, the Company had outstanding $10.5 million in obligations under the Loan and Security Agreement and approximately $20.2 million in cash and cash equivalents. The June 30 cash and cash equivalents do not include the subsequently received $7.1 million referred to in Item 7.01.

The Company now believes that it will require additional liquidity in order to fund the expenditures required to support the projected growth from its national expansion and new products. The Company has retained the services of a financial advisory firm, and together with such firm is in the process of exploring strategic alternatives, including raising additional debt or equity financing, entry into strategic relationships or joint ventures and merger and acquisitions.

Item 7.01  Regulation FD Disclosure

As noted in prior public disclosures, on October 20, 2004, the Company filed a formal complaint with the California Public Utilities Commission (“CPUC”) against AT&T.  In the complaint proceeding, the Company alleged that AT&T owed the Company over $7.1 million for traffic terminated by the Company on behalf of AT&T, plus late payment fees.  On September 19, 2005, the presiding hearing officer released a decision granting the Company's complaint in all regards, except for the Company's claim for late payment fees.  On October 19, 2005, AT&T filed an appeal with the CPUC, claiming the decision was in error.  The Company filed a simultaneous appeal with the CPUC, asking for award of the late payment fees.  On June 29, 2006, subsequent to the last public disclosure with respect to this matter, the CPUC rejected both appeals, and reaffirmed the award of over $7.1 million to Pac-West. Thereafter, on July 31, 2006, the Company received payment of the $7.1 million dollars from AT&T pursuant to the order of the California Public Utilities Commission resolving the dispute in favor of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on is behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC.
(Registrant)

Dated: August 4, 2006

By: /s/ Michael Sarina
Michael Sarina
Chief Financial Officer